press information

MOOG INC., EAST AURORA, NEW YORK 14052 TEL-716/652-2000 FAX -716/687-4457

release date	Immediate	contact	Susan Johnson
	January 6, 2005		716-687-4225

MOOG INC. ANNOUNCES PRICING OF SENIOR SUBORDINATED NOTES

        Moog Inc. (NYSE:MOG.A and MOG.B) announced today that it has priced its public offering of senior subordinated notes. Moog has agreed to sell $150 million of its senior subordinated notes due 2015 at an interest rate of 6.25%. The net proceeds to Moog from the offering are expected to be approximately $147 million and will be used to repay indebtedness under its bank credit facility. Moog expects that the notes will be issued on Monday, January 10, 2005, subject to customary closing conditions. Banc of America Securities LLC is the sole manager for the offering.

        This press release does not constitute an offer to sell, or the solicitation of an offer to buy, the notes, nor shall there be any sale of the notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification of the notes under the securities laws of that jurisdiction. A shelf registration statement related to the notes has previously been filed with, and declared effective by, the Securities and Exchange Commission. A final prospectus supplement related to the offering will be filed with the Securities and Exchange Commission and will be available on its website, www.sec.gov.

        Printed copies of the final prospectus supplement may also be obtained, when available, from Banc of America Securities LLC, 9 West 57th Street, 6th Floor, New York, New York 10019 (telephone (212) 583-8000).

        Moog Inc. is a worldwide designer, manufacturer, and integrator of precision control components and systems. Moog's high-performance systems control military and commercial aircraft, satellites and space vehicles, launch vehicles, missiles, automated industrial machinery, and medical equipment.